SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 12, 2013

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 587-9898

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8 – Other Events

Item 8.01 –	Other Events

On September 16, 2013, Perma-Fix Environmental Services, Inc. (the “Company”) filed a Form 8-K announcing the results of its 2013 Annual Meeting of Stockholders (the “Meeting”) held on September 12, 2013, including the approval by the stockholders of a reverse stock split within a range of 1-for-2 to 1-for-7 and authorizing the Board of Directors, without further action of the stockholders, to amend the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the issued and outstanding shares of common stock of the Company and the shares of common stock of the Company currently subject to outstanding options at a ratio within the range of 1-for-2 to 1-for-7 at any time prior to November 8, 2013, with the exact ratio and effective date of the reverse stock split to be determined by the Board of Directors.  The Form 8-K also announced the approval of the Board of Directors following the Meeting, of the ratio of the reverse stock split to be a 1-for-5 reverse stock split, with such reverse stock split to be effective October 14, 2013, upon filing of the certificate of amendment to our Restated Certificate of Incorporation.

The Board of Directors has been advised by NASDAQ that October 14, 2013, is not a good settlement date for the reverse stock split due to bank closures as a result of the Columbus Day holiday.  Therefore, pursuant to the authority granted to the Board of Directors by the stockholders at the Meeting, the Board of Directors has approved a new effective date of October 15, 2013, for the 1-for-5 reverse stock split.  The reverse stock split will be effective on October 15, 2013.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2013

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

	By:	/s/Ben Naccarato
Ben Naccarato
Vice President and
Chief Financial Officer